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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 24 to Registration Statement No. 33-8479 of our report dated December 3, 1999 appearing in the Flag Investors International Fund, Inc. Annual Report for the year ended October 31, 1999, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information, both of which are parts of such Registration Statement.



Deloitte & Touche LLP
Princeton, New Jersey
February 25, 2000